Exhibit 99.1

Shuttle Pharmaceuticals and Pola Pharma Inc. Agree to License U.S. Rights to Doranidazole

Rockville, MD, August 15, 2017 /PRNewswire/ - Shuttle Pharmaceuticals, Inc. (USA) and POLA Pharma Inc. (Japan), today announced agreement to license the U.S. rights for doranidazole, a hypoxic cell radiation sensitizer, for clinical development in treating cancers in combination with stereotactic body radiation therapy (SBRT). SBRT is used to deliver large doses of radiation in a few treatments with precise targeting of cancers. Current radiation dose limitations, due to sensitive normal tissues that may surround a tumor, support a role for radiation sensitizers to enhance the effectiveness of radiation. Clinical trials to determination safety and efficacy of the combination of doranidazole and SBRT are proposed for treating patients with pancreatic, lung and liver cancers.

"We believe there is need for improvement in the treatment of pancreatic cancers with radiation. Doranidazole in combination with SBRT offers a clinical and commercial opportunity," said Anatoly Dritschilo, MD and CEO of Shuttle Pharmaceuticals. "Tumors have regions of hypoxia that are considered a source of resistance to radiation therapy, leading to treatment failure and cancer recurrence. We are excited by this opportunity to advance SBRT with a hypoxic cell radiation sensitizer in the setting of personalized treatment of patients with cancers."

About Doranidazole

Radiation sensitizers are drugs used in combination with radiation therapy for treatment of solid tumors not amenable to surgery. Currently, chemotherapeutic drugs and biologic agents are used “off-label” as radiation sensitizers, demonstrating an unmet need for developing new sensitizing agents.

Doranidazole is a 2-nitro imidazole derivative that sensitizes hypoxic cancer cells to radiation therapy. POLA Pharma Inc. has completed clinical trials of doranidazole and radiation therapy in Japan, phase IIa in non-small cell lung cancer (NSCLC) and phase III in pancreatic cancer, combined with intra-operative radiation therapy. Doranidazole has also been licensed to Shenzhen Main Luck Pharmaceuticals (China) for the territory of China.

About the Companies

SHUTTLE Pharmaceuticals, Inc., based in Rockville, MD, is a drug discovery and development company with the founding objective to develop and commercialize radiation modifying agents for cancer treatment, including sensitizers, protectors and mitigators of radiation effects or damage. Further information about SHUTTLE Pharmaceuticals can be found at www.shuttlepharma.com.

POLA Pharma Inc., based in Tokyo, Japan, is one of the companies of the POLA ORBIS Group as a dermatology specialty pharma in 2007. Pola’s wish is for health and beauty for people around the world. Further information about POLA PHARMA can be found at https://www.pola-pharma.co.jp/en/index.html.

The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with other publicly available information regarding the company. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. The Company's receipt of an SBIR award intended to establish proof of concept of a potential treatment for radiation sensitization in cancer treatment should not imply that the company's research will be successful. Final review decisions made by the NIH, FDA and other regulatory agencies concerning our research are unpredictable and outside of the influence and/or control of the Company.

Media Contact: Mike Starkweather, (440) 772-4206, mike.starkweather@Shuttlepharma.org